Exhibit 99.1
NEWS RELEASE
Basic Earth Reports Appointment to Board of Directors
Denver, Colorado, April 18, 2007 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that the Company’s Board of Directors has expanded the board to four members and appointed Monroe W. Robertson to fill the new board seat. Mr. Robertson’s appointment, in addition to possible additional board expansion, is a continuation of several initiatives the board is addressing concerning corporate governance matters.
“We are excited about the appointment of Mr. Robertson,” commented Ray Singleton, President of Basic. “Mr. Robertson not only brings a fresh perspective to the Company, but a wealth of industry and corporate level experience. We look forward to Mr. Robertson’s involvement and contribution as we take this company to a new level.”
In a Form 8-K filed in conjunction with this press release, the Company has provided expanded information concerning Mr. Robertson’s background and qualifications. Interested parties are encouraged to review this Form 8-K for more information.
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30, September 30, and December 31, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.